Exhibit 5.1

Simpson Thacher & Bartlett llp
2475 hanover street palo alto, ca 94304
telephone: +1-650-251-5000 facsimile: +1-650-251-5002
Direct Dial Number	E-mail Address

March 1, 2024

MultiPlan Corporation

115 Fifth Avenue

New York, NY 10003

Ladies and Gentlemen:

We have acted as counsel to MultiPlan Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to 11,353,819 shares (the “Shares”) of Class A common stock, par value $0.0001 per share (“Common Stock”) consisting of (i) 6,849,315 shares of its Common Stock issuable pursuant to a stock option award and (ii) 4,504,504 shares of Common Stock underlying restricted stock units, in connection with employment inducement awards granted to Travis Dalton to accept employment as President and Chief Executive Officer of the Company in accordance with Rule 303A.08 of the New York Stock Exchange Listed Company Manual.

We have examined the Registration Statement, a form of the share certificate, the Second Amended and Restated Certificate of Incorporation of the Company and the employment agreement, dated December 28, 2023, between the Company and Mr. Dalton. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery in accordance with the Mr. Dalton's employment agreement, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ Simpson Thacher and Bartlett LLP
SIMPSON THACHER & BARTLETT LLP

New York	BEIJING	brussels	HONG KONG	Houston	LONDON	Los Angeles	SÃO PAULO	TOKYO	Washington, D.C.